Exhibit 99.2

CARAUSTAR INDUSTRIES, INC,

Moderator: Tom Brown

02-03-04/8:00 a.m. CT

Confirmation # 535566

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

CARAUSTAR INDUSTRIES, INC.

Moderator: Tom Brown

February 3, 2004

8:00 a.m. CT

Operator: Good day, everyone, and welcome to the Caraustar Industries fourth quarter and full-year 2003 conference call. Today’s call is being recorded.

Following today’s presentation there will be a question and answer session. To entire the queue, please press star one at any time during the conference.

At this time, I’d like to turn the call over to Mr. Tom Brown, President and Chief Executive Officer. Please go ahead, sir.

Tom Brown: Thank you, Laura. Welcome to the fourth quarter and full-year Caraustar conference call. With me are Mike Keough, COO; Ron Domanico, CFO; and Bill Nix, Corporate Controller. As you know, we moved the call up to nine a.m., and I appreciate you coming in early. (We have) to avoid a conflict with another industry company. But we’ll do our best to be informative but concise in explaining the results for the period.

But first the company’s presentation today contains certain forward-looking statements, including statements regarding the expected effect of certain events upon the company’s future operating results. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements.

And for a discussion of factors that could cause actual results to vary from those expressed or implied in any forward-looking statements, you should refer to the text of the company’s press release issued today regarding these matters and to the company’s filing with the Securities & Exchange Commission.

I will cover broadly the results which were generally key in driving our performance for the quarter. Mike will follow with specifics on a number of the more important operating issues. And Ron will conclude with additional financial details. All in all, our intent is to provide insight into what is a rather complicated set of financials.

Results for the quarter and the year are closely tied to our primary initiatives and driven by our commitment to increase cash generation. (You) recognize that over the past year we have consolidated or rationalized eight tube and core plants, one primary carton plant, and a specialty converting facility. We’ve closed two paperboard mills and idled a third machine.

In addition to the one-time costs incurred in the process, the net effect was a 12,000-ton reduction of system volume for the quarter, a fair amount of which, when comparing the current

CARAUSTAR INDUSTRIES, INC,

Moderator: Tom Brown

02-03-04/8:00 a.m. CT

Confirmation # 535566

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

and prior fourth quarters, was the result of driving down and mill and converting inventories by some $20 million over the 2003 period. We’ve also shipped the tonnage from our primary system to our joint venture mill, Premiere Boxboard Limited, to better serve the gypsum market. That’s an act which decreases the revenue line, generates pre-tax income, but not on the income from operations line.

Another cash-generation move has been to reduce SG&A costs while at the same time satisfying the ever-changing requirements of Sarbanes-Oxley. We received guidance and counsel on the best available practices, and the net effect of that will reduce our head-count while improving our financial accuracy and continuity. But the short-term costs offset somewhat what we anticipate and expect to be the long-term savings in SG&A.

Our commitment to reduce purchasing and procurement costs have been through the analysis and negotiations phase with suppliers and is beginning to and about to bear fruit. Cost reductions are expected in a wide variety of areas, everything from fiber and freight and fuel to cell phones. We have a total purchase bucket of about 540 million in supplies, services, and whatever in the company, and we think we can make a fair dent in the cost of doing that over time.

And, finally, on the pure cash accumulation front, it doesn’t show up on the bottom line, it shows up in the bank account. But (important capital savings) have topped 45 million so far, a program we began early in the summer in the May-June period or slightly thereafter. And so far over 40 percent of that has been in inventory valuations or (achieving) inventory reductions, as previously mentioned. The other 60 percent has been in reduced receivables and increased payables. And we believe we still have more available reduction opportunities.

Mike and Ron have more specifics on operating and financial developments, and I’d like to turn the call over to them at this time. And following Ron’s comments we’ll open the call up for questions. So with that, Mike.

Mike Keough: Good morning. I’m going to focus on four key areas: fiber, energy, market conditions, and then I’ll specifically talk to Caraustar operating initiatives. On the fiber side, our fiber cost in the fourth quarter of ‘03 was $91 a ton. It’s interesting. If you take a look back the last couple of years, ‘02 the number was 87 and ‘01 the number was $65. The fiber world has definitely changed because of China. U.S. secondary fiber demand in ‘03 should have netted lower prices just based on (not steller) demand inside this country.

Q4 was up $3 over Q3 of ‘03. ‘04 could be a much bigger challenge with more volatility. China appears to be back in the market with more pressure we see on both coasts, and we see prices moving up. How quickly they move up and what the implications might be to us on a go-forward basis only time will tell. But the new Chinese capacity tells us that there might be some unique challenges, not only on the demand side for secondary fiber but possibly West Coast-landed board coming in this direction. Time will tell. But it will be an interesting year on the fiber side.

From an energy standpoint, energy was up $1.50 per ton quarter over quarter ‘03 over ‘02. And from a year standpoint, we were up $11 a ton. A lot of that was front-end loaded first half of the year, had a sizeable spike over the previous year. We worked real hard going into this winter period and we think we’ve done a very good job of minimizing any major spike from our present position. We had good coverage through winter months with competitive winter gas drips. And on a go-forward basis and having backup energy sources, we feel very comfortable about where we’re going to be on the energy side.

Market conditions are tougher to predict. Mill operating rates are critical – are a critical element for the businesses that we’re in. When operating rates fall below 90 percent, price stability obviously is a challenge. Mill consolidations continue to take place, and Caraustar’s been very aggressive in this area. Our focus has been to run our business on the lower cost mills and

CARAUSTAR INDUSTRIES, INC,

Moderator: Tom Brown

02-03-04/8:00 a.m. CT

Confirmation # 535566

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

match-up supply to demand. You probably picked up in a recent press release that we have shut down our Cedartown, Georgia, mill, which shows a commitment to this strategy.

Overall, if you take a look at the types of businesses we’re in, the (AF&PA) reports that industry data shows a slight tick-up in ‘03 over ‘02, nine tenths of a percent, right around a percent, which is great news, because that’s the first tick-up. The last three years have been downers. Coupled with many mill shuts over the last few years, we see a better balanced industry – definitely a better balanced Caraustar.

Cost-driven price increases. If you take a look at fiber spiking two years ago in ‘02, if you take a look at the energy spike we had in ‘03, when you have mill operating rates that are below 90 percent it’s very difficult to pick up price increases. In fact, there were three general announcements in the types of products we’re in, two in ‘02 and one in early ‘03. And we were successful with one of them.

And, again, because they were cost-driven, not demand-driven. We see operating mill rates right now around 92 percent for us and for the industry, and we think that bodes well on a go-forward basis. Specifically to the businesses we’re in, tubes and cores, right now we have reasonable business levels and we’re faced with some price pressures. And that’s to be expected this time of year.

On the carton side – we’ve talked about this before; I think you have a chance to take a look at other companies on a regular basis – this is a challenge business and our volume levels are not as strong as we’d like to see ‘em, and we do see very tough pricing. We see a slow-down in these reverse auctions, and that should bring a little more stability to that business.

In terms of market, paper selling, our uncoated board volume was very good, or I would classify as good, in the fourth quarter, showing some spring-back. But our coated side was much softer than we’d like to see. And we’ll talk about that a little bit more. Some of that is attributed to the overall market demand, some of it tied to idling the number two machine in Rittman, Ohio, and some of it tied back to the inventory pull-downs that Tom talked about.

Specific to Caraustar operating actions. We’re going to continue to execute the tube and core expansion. We’ve consolidated eight locations. We feel very comfortable with the array of operations we have right now, but over time if we need to consolidate more we would obviously consider that. The closure of the Ashland Folding Carton Plant, on the folding carton side, has allowed us to exit a cash drain, number one, and we’ve also moved key accounts and we’re redeploying good solid converting assets around the company. Inside that business, we’ll take further and appropriate action if needed.

Tom touched on it. We feel very good about our progress on the light-weight high-performance gypsum facing investment we made at PBL. You know, it’s kind of a double-edged sword. We feel very good about it. It doesn’t hit the consolidated line, so we need to make sure that we point it out. But that’s a business that continues to grow and has great upside.

We feel very good, even though volume is softer on the coated side, we feel very good about continued opportunity for lightweight micro-(flute) top-sheet and also the activities with our product we call “(ImoFreeze),” and that’s the penetration of the frozen food marketplace. We continue – and Tom talked about it, Ron will talk about it, too – continue to work very hard operationally on the cash management side with SG&A reductions, working capital execution, and purchasing initiatives.

I would like to point out, although a different business, the liner board announcements I think bode well for the container board increases for the types of businesses we’re in, and we’ll see how that plays out. Ron.

CARAUSTAR INDUSTRIES, INC,

Moderator: Tom Brown

02-03-04/8:00 a.m. CT

Confirmation # 535566

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Ron Domanico: Thanks, Mike. And good day, everyone. I’m going to depart from past practice of going through the financial statements line by line and really focus on some key items that’ll help clarify the numbers in our current press release.

This quarter again included charges for restructuring and other transition expense. And I’ll summarize these charges for the quarter and for the full year 2003. Restructuring in the fourth quarter was $5.9 million. 2.6 of that was cash, the balance being non-cash. These charges were entirely related to assets held for sale, primarily the write-down of some properties in our real estate portfolio to reflect the current conditions of the market over the past year and the carrying costs from these properties with the inability to sell them on an accelerated time table.

For the full year 2003, restructuring costs were $15.1 million. Only 3.2 (corrected number is $5.6) of that was cash. 11.9 million (corrected number is $9.5 million) was non-cash. Looking at the totals beyond the fourth quarter – so going back quarters one through three – the Ashland Carton Facility write-off represented 6.8 of that 15.1 total, Buffalo was 4.5, CCI was 2.0, and the Smurfit assets were about 1.2, with others representing approximately a half a million dollars.

Looking at transition expenses that don’t qualify under the current definition of restructuring. The total for the quarter was $6.9 million. 3.7 million of that is recorded in cost of goods sold and includes a write-down of impaired assets, non-cash charges of approximately $2 million, and the shutdown of our Cedartown uncoated recycled board mill of approximately $1.7 million, which is in the accelerated depreciation line. (Three point two) million of the fourth quarter charges in SG&A, primarily related to the back office centralization of 1.2, severance of .9, and then a special charge for bad debt for bankruptcy of a large customer of $1.1 million.

For the full year 2003, these transition-related expenses totaled $23.8 million. 10.5 was in cost of sales, 11.5 million was in SG&A, and 1.8 million was in a deferred interest charge from the refinancing our revolving credit facility in the second quarter.

Beyond the fourth quarter charges, a summary of some of the key items that are in these transition expenses for the first nine months of 2003 included charges associated with the shutdown of the eight Smurfit Industrial Tube and Core Converting locations Mike previously of $7.5 million, the idling of the Rittman number two machine of $2.9 million, and inventory write-downs associated with closed facilities of $3.3 million.

As we’ve said before, SG&A reduction is a key focus of the company. After the acquisition of the Smurfit Industrial Products division tube and core assets, Caraustar SG&A was running approximately $170 million per year. Based on our revenue, that put us 19th out of 20 peer companies, and at our annual meeting last May we made a commitment to take $20 million out of SG&A within 12 months to reduce the run rate to $150 million per year, or approximately $37.5 million per quarter.

In the third quarter, SG&A was $35.1 million, but included a $1.9-million favorable transition expense recovery. So the comparable level was $37.0 million.* In the fourth quarter, reported SG&A is $40.0 million and includes 3.2 million in unfavorable transition expenses, as I just covered. The comparable number for the fourth quarter is 36.8 million.* So we have achieved our commitment to reduce $20 million in annual SG&A. But the bottom line is we’re still in the bottom quartile of the peer group. More needs to be done and plans are being developed to get us towards the median.

Working capital is yet another key focus that Tom mentioned at the beginning of the call. Benchmarking indicated a year ago that Caraustar was again in the bottom quartile of the peer group and approximately $50 million worse than the mean. A commitment was made, again, at the annual meeting to extract $30 million within 12 months.

*	See Note regarding non-GAAP financial measures and the accompanying reconciliation table following this transcript.

CARAUSTAR INDUSTRIES, INC,

Moderator: Tom Brown

02-03-04/8:00 a.m. CT

Confirmation # 535566

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

I’m happy to report that we’ve realized $47 million savings in eight months. Inventories have been reduced to $20 million, or the equivalent of 11 days, accounts receivable have been reduced $12 million, an equipment five days reduction, and payables have been increased by $15 million, a five-day increase. There is more to do, but the low-hanging fruit has been harvested.

Cash generation has been our overriding objective in 2003 and will continue to be in 2004. As Tom said at the beginning of the call, cash increased from 34.2 million to $85.6 million during the year, an increase of $51.3 million. Working capital was attributed to $47 million of that increase. And as you remember, we also received a tax refund of $17 million in the first half of the year. We unwound interest rate swaps for another $16-million cash benefit during the year.

We paid out net interest costs of 43 million, capital expenditures were 20 million, and a pension contribution one time for 2003, which is not expected to be repeated in ‘04 or ‘05, according to our actuaries, of $12 million. Netting those out. Cash from operations for the year 2003 was approximately $45 million (corrected number is $55 million). And if you add back the transition costs that we talked about a few minutes ago of $23.8 million (corrected number is $12.8 cash costs), a comparable cash from operations number would be in the area of $69 million* (corrected number is $68.2 million*).

Caraustar is focused on the four initiatives we discussed: the rationalization program, the SG&A reduction program, the procurement centralization program, and the working capital optimization program. We’re making progress ahead of our commitments on each of these objectives.

In 2003 we incurred almost $24 million in one-time charges and $15.1 million in restructuring charges to achieve these objectives. And the results can be seen at the cash line in the financial statement. At this time I’d like to ask Laura to open the call for questions, and we’ll be happy to go over anything that you would like to ask.

Operator: Thank you, sir. The question and answer session will be conducted electronically today. If you’d like to ask a question, again, please press star one on your telephone keypad. Please stand by while we assemble the roster.

We’ll take our first question from Bruce Klein, with CS First Boston.

Bruce Klein: Hi, good morning.

Male: Good morning, Bruce.

Bruce Klein: Maybe you could touch on a little bit on volumes and maybe some of the end markets that are more industry related. I’m wondering if you’ve seen any pick-up. I think in tube and core you said decent volume but a fair amount of price pressure. And maybe just if you can give us a little bit more color on that. And then, secondly, just – I think you mentioned – you guys were going kind of quickly – about a shift in some volume to PBL. I’m wondering how much that was and what the – I guess were there financial implications on a consolidated basis, because PBL is below the operating line. If you could help us with that.

Tom Brown: Thank you, Bruce. From a volume standpoint, on the industrial front, we saw, as I think I covered in the press release, a – and we tried to do this a little more briefly and concisely today with more information and just less chatter. But what we reported was that at industry level that we had substantial improvement considering the losses from the last three years.

So what you find is the – overall, from the industry standpoint, there was a growth in the tubing – can and drum market industrially of around one percent, which might not sound like a lot but it’s the first time we’ve seen that in two years. And that’s I think particularly important given the fact that we’ve seen considered – continued, excuse me, mill shutdowns which drops the paper side

*	See Note regarding non-GAAP financial measures and the accompanying reconciliation table following this transcript.

CARAUSTAR INDUSTRIES, INC,

Moderator: Tom Brown

02-03-04/8:00 a.m. CT

Confirmation # 535566

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

of that business somewhat. You know, we’ve seen gains in plastics and in some of the other product lines.

Textiles are not strong, of course, and have moved offshore to a great extent. But a couple of segments, (like) carpeting, has done very well and has improved considerably. So, you know, the good news and bad news in that business, I think we’ve found, Bruce, going forward on the pure industrial side of the coin is we’re probably stabilized and starting to move back in the right direction.

The PBL volume, in fact, in numbers – and I think we’ve commented on – I commented on that in the joint venture session of the letter – I’ll have to go back – but the number we actually increased in gypsum paper from PBL is 50,000 tons year-over-year. And the 50,000 tons was off a little bit by a 7,000 to 8,000-ton drop in medium production. So the net increase in production at PBL was 43,000 tons, which was a combination of just increased productivity at that mill and increased number of operating days.

Part of the 50,000 tons of gypsum paper came from the closure of the Buffalo mill, but most of it was, in fact, new business that was gained through the system. Our other gypsum paper producing mill, Sweetwater Paperboard, here in the Austell area, ran full, as it has for, you know, any number of years. But a gain – a net gain was somewhere in the, you know, 40,000-plus ton range, and it actually doubled the gypsum volume from year-over-year.

And we expect that – maybe not to doubling, but we expect that continued improvement trend going forward in ‘04 as the mill continues to make strides. And, frankly, as the ((inaudible)) board and housing business – if it – if it were to maintain its levels of ‘03, it would still be a barn-burner for that business and we would expect some decline there this year just based on, oh, anticipation of interest rates bumping up a little bit or just a softness in that market after several years of growth. That’s kind of my answer. I hope I …

Bruce Klein: No, that’s helpful. Thank you. And, lastly, maybe for Ron, just on the restructuring and transitioning costs. I’m wondering whether they’re going to continue into the first half of next year and when they wind down, absent any new initiatives.

Ron Domanico: Yes, Bruce, that’s a great question. I would like to tell you that we’re near the end of it on the current initiatives. I would expect the first quarter would continue to have charges for severance as the rules continue to be reinterpreted on a regular basis where these restructuring-type charges are actually booked.

I would say that we should expect restructuring charges in the first quarter to be less than they were in the fourth quarter, and hopefully on the current initiatives to only see one to two million of restructuring in the second quarter and then be done with them. So I would say maybe a reduction to, you know, four million and then to two. And these are just gross estimates, Bruce, because, you know, we don’t have that detail ((inaudible)).

Bruce Klein: And, Ron, that’s a combination of the restructuring of transition?

Ron Domanico: Yes, it is.

Bruce Klein: OK.

Ron Domanico: We will – we’ll probably have a little bit more on the transition side associated with the back office centralization project and the Sarbanes-Oxley compliance and the, you know, particularly in the IT area meeting the current 404 requirements on Sarbox.

Bruce Klein: OK. I’ll pass it on. Thanks, guys.

CARAUSTAR INDUSTRIES, INC,

Moderator: Tom Brown

02-03-04/8:00 a.m. CT

Confirmation # 535566

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Ron Domanico: Thank you.

Operator: We’ll turn now to Sandy Burns, with Deutsche Bank.

Sandy Burns: Hi. Good morning, everyone.

Male: Good morning, Sandy.

Sandy Burns: Just in – just maybe summarize some of the comments on the volume numbers which even with the JV seems pretty weak in the quarter. I don’t know if you could break out how much of the volume decline sequentially year-over-year was due to the mill closures, where you walked away from some business, and the inventory management program, which sounds like that had party to do with it, versus if there’s any lost customers or other, you know, generally weak market conditions you’re seeing out there. And maybe just a little bit more color on what ‘04 is starting to look like as the economy begins to pick up.

Tom Brown: That’s too much in the area of prediction, Sandy, but let me take a rough stab. If you look at the $20 million we saved in inventories, about half of that we think was in raw materials, which – most of which is paperboard. And if you look at $10 million of raw materials at our operating cost, you get a pretty – you get a bigger number from a volume standpoint, from a ton standpoint, than we’re talking about as being reduced.

But you’re also recognize that inventory was accumulated over a period of time, not all made in the fourth quarter of ‘02. But I would say that in the volume segment, just to try to encapsulate all of that, that probably a third of it was related to inventory issues because the inventories were predominantly benefited in the folding carton side of the business, which was also where the volume-drop was the greatest. You say the volume numbers weren’t great.

Well, you know, on a year-over-year basis, we did gain in, you know, in the roughly four to six percent range overall, and the only decline in the market really was in that – in the carton side, boxboard, folding – (plate)-coated boxboard side of the business, where we walked away from a bit of uncoated folding, which we didn’t find fit our system properly, and we also walked away from some other miscellaneous products that we thought were lower margin, and we transferred the right kind of business to the right mills that were continuing to operate as opposed to the mill we idled.

So, you know, it – I would say the volume picture is improving given where we’ve been in the last couple of years. And, you know, you’re right, it isn’t something to write home about necessarily, but I think it has stabilized, I think that we’ve seen other folks over the last year and a half or two get into the consolidation and rationalization business as we have been for the last three or four years.

And, as a matter of fact, I think that there’s a better fit now in terms of the capacity-to-demand in our – in our overall system. And this does not presume that there’s going to be a great pick-up this year in business, but we think there’s an opportunity for business to strengthen, to – and I’m not going to go further in trying to predict what that will look like.

So far this year things look reasonable for the first quarter. There had been some issues with weather in the East. But generally speaking – and that also, by the way, has affected the ability to get fiber out of the – out of the market and into the mills – or into the export business.

So you have seasonal fluctuation in business in January that always is a little bit tentative, both on the fiber side and the – and the volume side, and, for that matter, the energy side, unless you, you know, pre-buy it as we have done on the gas side. So that’s about as far as I want to go in that regard. Mike has another comment.

CARAUSTAR INDUSTRIES, INC,

Moderator: Tom Brown

02-03-04/8:00 a.m. CT

Confirmation # 535566

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Mike Keough: Sandy, I would add one more. We’ve announced the shutdown of Cedartown. Cedartown is what we’d call a Caraustar mill, meaning 100 percent of the tons are inside our system, inside of ICPG tube and core. I would say that when you take a mill down where you’re the internal customer, there’s a higher probability of keeping each and every ton. And so we feel very good going forward with that execution.

Sandy Burns: And in terms of the ...

Male: ((inaudible)).

Sandy Burns: ... inventory management program, are your inventories now where you’d like them to be, or should we expect to see another quarter of lower production just as you’re working down the inventories to desired levels?

Male: We’re down to about 40 days on a weighted average basis, Sandy. And what I’ll tell you is that the mills have made the earliest progress, and then the tube and core group. And then the folding carton group with the highest valued inventory has been the most complicated to get the level down.

A lot of their inventory is very specific, which is not the case in the mills, as you know. The answer to your question is, we’re not done. We will not be able to do the same levels that we did in 2003 again in 2004, but we do expect additional progress.

Sandy Burns: And just a last question. I’m not sure if I heard this at all. You’ve obviously done a great job on the cost reduction side. I don’t know if you can share with us in dollar amounts what you may be looking for in 2004.

Tom Brown: Well, the biggest gain we’ll see there, I think, is coming from the $540 million of procurement and purchasing that we make. And – but we’re not at a point ready yet to (commit). When we – when we come out formally with a commitment, it’ll be something that we can guarantee and that we feel at least 100 percent comfortable talking about, as we did working capital and SG&A the middle of last year. And we’ll do that. That’ll be forthcoming, but I think it’s premature right now to predict what that’s going to be.

Male: Sandy, in 2004 we’ll also have the benefit of these rationalization savings without all the restructuring and transition costs, which had burdened our P&L in 2003. So even though the savings will be similar, you won’t have the same expense level and you’ll see more of it coming (on) the bottom line.

Sandy Burns: OK, great. Thank you.

Operator: Next up is Deutsche Bank’s David Martin.

David Martin: Thank you. Just a few quick items. Coming back to your joint ventures. You commented regarding some of the improvement at Premiere, which I believe contributed almost $2 million to the line item improvement year-over-year. But looking at the line, which I believe improved about three million year-over-year, suggests that, you know, gypsum – excuse me, (Standard Gypsum) show some significant improvement. Can you comment on the improvement at (Standard)?

Tom Brown: Actually, (Standard) had a better year the year prior.

Male: Yes, it had a better quarter. The quarter – the fourth quarter for (Standard) ...

Tom Brown: I’m sorry.

CARAUSTAR INDUSTRIES, INC,

Moderator: Tom Brown

02-03-04/8:00 a.m. CT

Confirmation # 535566

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Male: ... was a much better combination. They’ve had some pricing in the market. The utilization was up, volumes were up.

Tom Brown: Right.

Male: So it was a very good quarter for the wallboard industry.

David Martin: Can you comment on pricing trends as well as volume trends?

Tom Brown: Pricing has – from the – I’m not going to comment on what can happen with wallboard pricing. That’s – you should ask our other joint venture partner about those kinds of things. But from a paper standpoint, most of our business is reasonably tied from a contractual standpoint to fiber and energy-type increases. So I would expect the margins in that business will probably remain close to the same this year as they have previously. And we think those margins are not excessive but reasonable for that business.

Male: On the demand side, their demand remains pretty darned strong.

Tom Brown: Yes.

Male: You have interest rates at still historically low levels. And their projections are for continued strength in that business.

David Martin: OK. And then, Mike you commented in your prepared remarks just about the costs, principally energy and waste paper costs. Can you comment on your energy and, I guess, specifically your natural gas exposure and possibly give us some details on some of your hedging strategies, the length of these hedges and any exposure you would have?

Mike Keough: I’ll take a piece of it, then I’ll hand it to Ron. We take a look at where we’ve been. And I want to say that we’re probably 60 percent (forward buy-through) the winter with an average cost – I think this is public, Ron – of roughly $5 in MMPTU. We feel very good about that. Coupled with secondary energy sources, that’s basically our strategy. Ron, what would you add to that?

Ron Domanico: I wouldn’t add anything. We’re covered through I think the first half of April at 60 percent on our natural gas requirements. And as Mike mentioned, we’ve got alternate fuel capacity in all the mills and – where we have environmental limitations on three mills for burning number six fuel oils where we have the natural gas hedges.

Tom Brown: And let me – you may remember from prior conversations we’re about 40 percent coal. So the activities we’re talking about relate to roughly 60 percent of our – of our fuel. Because coal has, you know, moved up marginally, but pretty stable and obviously much lower-cost per, you know, BTU than other fuel.

David Martin: OK. And then, lastly, if you could comment on your capital budget for ‘04, any changes versus ‘03.

Ron Domanico: We have indicated previously that we believe between $20 and $25 million is a good rate, because the business requires approximately 15 to 17 million to maintain the asset base. And then we’re very selective in choosing productivity programs that have short cash pay-backs for the remaining projects. So we’re going to look at levels consistent with the last two years in the $20 to $25 million range.

David Martin: OK. Thank you very much.

Male: OK.

CARAUSTAR INDUSTRIES, INC,

Moderator: Tom Brown

02-03-04/8:00 a.m. CT

Confirmation # 535566

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Operator: We’ll now turn to Mark Connelly, with Credit Suisse First Boston.

(Dwayne): It’s actually (Dwayne) in Mark’s behalf. Most of my questions have been answered. But can we go back to the SG&A line briefly? Maybe, Ron, you can talk about those transitional costs that were included in the 40 million for the quarter. Just wondering how much of that is expected to recur. Because if I were to take that $3.2 million out of it, it looks like you’re at an annualized run rate of about 147 million.

Ron Domanico: That’s correct.

(Dwayne): That means you’ve kind of hit or exceeded your 150 target. Does that mean that there’s more to go or …

Ron Domanico: Yes, absolutely. I mean, you know, if you just do a simple analysis of the annualized 147* over our 2003 revenue, we’re at about a 14.8* percent SG&A-to-revenue rate, which is – it’s not only the bottom quartile, it’s the middle of the bottom quartile. So clearly there’s more to go. And, (Dwayne), by definition, those transition expenses should be one-time non-recurring charges.

They’re very specific severance-related charges. We will, however, expect to have some transition costs on the IT side associated both with the back office centralization and with the Sarbox compliance. We’re talking maybe $2 to $3 million over 2004 for increased IT cost to meet those requirements.

(Dwayne): OK. And the other question, just related to raw materials exposure. I mean, you mentioned earlier that you were expecting for the year a great volatility in OCC costs. I’m just wondering if there’s anything that you plan to do differently from what you’ve done historically to try to defend against that.

I mean, obviously rationalization helps a lot and driving down inventories helps. But as you mentioned, in the folding carton side there’s – it’s highly specialized product that’s, you know, hard to do that strategy for. I’m just wondering if there’s anything else that you’ve thought.

Mike Keough: One thing we’re doing inside. Historically, we’ve purchased fiber on a mill-to-mill basis. And we have what I would call an internal hedge. And we’re really putting our “buy” together. And, you know, two years ago maybe 17 percent of our buy was through recovered fibers. This past year it was 50 percent. And I think in ‘04 we’re budgeting something close to 90 percent. I think that’s probably as far as we’re going to go. And, Ron, you might want to touch on – or Tom…

Tom Brown: Well, we were also – we have expanded our position on the export side within our own recovered fiber group. And, of course, we’ll benefit from what might be going on offshore. But at the same time we look at tapping into some of the markets that have been less available in the past that are becoming more available now, such as the residential mixed papers and the collection activities that have historically ended up in landfills.

And there’s quite a movement within our industry and within our company to work at that market, because we know that the export market from a demand standpoint will continue to grow and we know that they have – it creates the kind of volatility that we find difficult to live with.

But on the – on the other hand, we’re not big fans in that particular business of trying to hedge. We think that’s our business and not one that we need to go outside to get stability in the market, and we thank we pay more – unlike the energy side, we think in the fiber side we pay more than we need to given our collection of resources and the rest of our system. So …

(Dwayne): OK.

*	See Note regarding non-GAAP financial measures and the accompanying reconciliation table following this transcript.

CARAUSTAR INDUSTRIES, INC,

Moderator: Tom Brown

02-03-04/8:00 a.m. CT

Confirmation # 535566

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Tom Brown: But we’re not – we’re not buying forward, for example, on fiber or trying to hedge that market.

(Dwayne): Great. Lastly, the payables line – $75 million. That’s probably the highest we’ve seen in a couple of years. I’m just wondering how sustainable you view that as being or if that’s kind of time – if there’s any sort of timing-type issues in that number.

Ron Domanico: No, we not only consider it sustainable, if you – if you look at the days payable we have, which is approximately 34, it’s still more generous than the industry as a whole. We have been making strides throughout 2003 to match the industry, not to be more aggressive. But in the past we’ve just been very proud at how fast we could process an invoice. And moving forward, we want to be no better or no worse than our competitors as far as our payable situation. So, yes, it is sustainable.

Tom Brown: In fact, there’s probably another five days there if we work at it.

(Dwayne): That’s great. That’s all for me. Thank you.

Male: Thanks, (Dwayne).

Operator: We’ll now turn to Joe Stivaletti with Goldman Sachs.

Joe Stivaletti: Hey, good morning.

Tom Brown: Morning, Joe.

Joe Stivaletti: Just wanted to clarify. In the fourth quarter, the two charges were 5.9 million, of which 2.6 was cash, and then the second category was a charge of 6.9 million, of which 1.6 was cash.

Ron Domanico: We have the 1.6 – we split the 6.9 between cost of goods sold and SG&A. Let me look at those items. The asset impairment of two million was non-cash, the Cedartown write-off was non-cash. We had – the only line item on there that’s cash was consulting services for the back office centralization of 700,000 and the bad debt from the customer bankruptcy of approximately 1.1. So I’d say about 1.8, Joe, would be cash.

Joe Stivaletti: OK. So when we look at the corresponding full-year number – I believe you gave was 23.8.

Ron Domanico: That’s correct.

Joe Stivaletti: Do you – do you have a – can you give us a feel for how much of that was cash? If you don’t have it I can follow up with you.

Ron Domanico: Well, I can answer it later on this call. If you have another question, why don’t we address that and I will do the calculations as we speak.

Joe Stivaletti: OK. I was just curious if you had – the only other question left was whether you had the – your share of the D&A and interest for the joint ventures just in trying to look at the kind of EBITDA they’re generating.

Tom Brown: We have the information, Joe. It roughly runs about 3.5 million a quarter combined for both of them.

Joe Stivaletti: OK. And then the joint venture, I mean, are they continuing to pay down their debt levels? Do you – can you give us an update on where they ((inaudible)).

CARAUSTAR INDUSTRIES, INC,

Moderator: Tom Brown

02-03-04/8:00 a.m. CT

Confirmation # 535566

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Ron Domanico: Yes. The PBL joint venture at the beginning of 2003 had a revolving credit line of 30 million. We paid down 10 million of that at – in 2003. So we ended the year 10 – we’ve subsequent in the month of January paid down another $2 million. We’re down to $8 million currently. And that’ll be reported in the 10K as a subsequent event.

As you recall, Caraustar has letters of credit securing 50 percent of that revolver. (For LC, the PBL are down to $4 million). On the (Standard) side, they have industrial development bonds, but not a real desire to pay those down. Instead, they remit dividends. And in 2003 they gave Caraustar 6.1 million in dividends.

Tom Brown: Just to clarify PBL. We started out 30 million when we booked ...

Male: Right.

Tom Brown: ... the mill. And we started ‘02 with a $20 million revolver. And we ended ‘02 …

Male: Ended ‘02.

Tom Brown: I’m sorry; we ended ‘02 with 20 million.

Male: Right.

Tom Brown: Ended ‘03 with 10 million, and now we’re down to eight, and that mill continues to generate cash. So – beyond its capital requirements.

Joe Stivaletti: OK.

Operator: Rich Schneider, with UBS. Please go ahead.

Rich Schneider: Your release indicates that your tube and core average net selling price was down $26.50 in the quarter. Could you go through that? I know you indicated that things were very competitive and difficult. But that is, you know, a fairly large drop in the quarter. Was there any mix involved in it or could you add some light to that?

Mike Keough: Rich, Mike. That’s a quarter over quarter. And I would tell you, when we go back and look four or five quarters back, the mix change was really in Q3 where we had a $10-$11-$12 spike-up of where the previous quarters were. And I will tell you that we really had no price activity. I think the reality is, if you take a look and average the four or five previous quarters, we probably had a drop – we’ve had a drop of roughly $11, or 1.3 percent. I think it’ll be deeper than that over time, but it’s not drastic as that $26-per-ton number shows.

Rich Schneider: OK. Just picking up on the discussion on waste paper. Could you give us an idea of what you’re experiencing in the waste paper markets here in the first quarter?

Mike Keough: I can tell you …

Rich Schneider: Are the prices ((inaudible)).

Mike Keough: Yes, I’ll take a shot at that. Waste paper, when you take a look at recovered fiber, on balance, a publication or two will really dictate where the market is. And we’ve had a four or five-month run where we’ve had OCC with basically a swing of 60 to 65 bucks. So high-end $65. This goes back – this is coming from the yellow sheet going back to July of ‘03.

Our recovered fiber group, right now they’re on the (street) to pick up tons. They’re probably paying $10 over that number. I wouldn’t be surprised if you’d see a change in that publication,

CARAUSTAR INDUSTRIES, INC,

Moderator: Tom Brown

02-03-04/8:00 a.m. CT

Confirmation # 535566

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

which is coming up I guess this week. What’s happening, the real pressure, though, is on the coast – both coasts where the number is being bid up because of China.

Now, and those numbers, I will tell you, on the West Coast right now are as high as $122 a ton. So there’s more activity. And maybe it’s – maybe 102 on the East Coast. So there’s activity at the port, delivered to the port. That number does include freight, so it’s an all-in cost. And we’ll keep our eye to see what it means to us on the domestic side. But there are spikes out there that tell us that this thing is going to start to move up.

Rich Schneider: You said you were paying $10 more over the yellow sheet price. Does that mean you’re paying $10 more than what you were paying in the fourth quarter?

Mike Keough: No. What I mean by that is if we – if our recovered fiber group – different than our mill group – if they were looking to pick up tons, it appears that they’re going to have to – the market has moved to them – to pay that $10-difference above the high point. That might be different for, you know, the mill. You know, we’re probably 40 feet from the scale house right here. And based on contracts that are tied to publications, that might not be the case for this mill today here, Austell.

Rich Schneider: OK. So it could be clearly lower than that.

Tom Brown: By it’s an indication that

Rich Schneider: Yes.

Tom Brown: ... things have moved over time, Rich.

Rich Schneider: Right.

Tom Brown: And I think whatever we’re going to see, we’re going to see within the next couple of months. So I don’t – I don’t think there will be too many surprises. And that’s based on production situations over in China in terms of the most recent start-up. And always, as has been the case in the past, it’s not necessarily the operation of the mill that gets us, it’s the short-term inventory build over there that has the biggest effect.

And interestingly, I think what we’re seeing is not only smarter buying on their part, but also the opportunity there to do a better job of fibering their own system with the conversion products – the byproducts of the conversion system because they’re not only making board, but primarily they’re doing a fair amount of conversion of that board.

You know, we’re not – we’re not seeing – when they see, going forward, as Mike mentioned earlier in his comments, some intrusion of volume from China into the West Coast, let’s say, but we’re not – we’re not seeing any substantial movement that way now. We did see some last year from South Korea, but that was kind of a – I’m not sure where that’s going. It was strictly a West Coast phenomenon and we won’t see much of the West Coast activity in our – in our system.

Rich Schneider: If you’re operating at 92 percent of capacity and you’re facing a situation where you’re getting squeezed by waste paper, isn’t it natural to be starting to look at trying to offset that with higher prices, or can the market handle something like that?

Tom Brown: Absolutely. And I think it would be beyond what we try to do in this call to tell you that that’s going to happen. But that’s absolutely what, you know, what we – that’s absolutely our thought process.

Rich Schneider: OK. And, Mike, you had said that on tube and core there – is there more pressure on tube and core, or with waste paper going up, could that be starting to look like it’s stabilizing?

CARAUSTAR INDUSTRIES, INC,

Moderator: Tom Brown

02-03-04/8:00 a.m. CT

Confirmation # 535566

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Mike Keough: I think that my comments about pressure on tube and core is specific to maybe the last 60 days. We’ve had more activity on price pressures with them over the last 60 days. With, you know, fiber “appearing” – and I’ll put that in parentheses – moving up, you would hope that people would look at their business a little bit differently. But we’re going to see I think in that business a little more pressure. I think folks would like a little more volume. It’s just the nature of the business.

Rich Schneider: Just on the inventory that you took down in the fourth quarter of 12,000 tons. Roughly, could you indicate how much of that may have been due to your efforts to reduce working capital and how much was due to just market weakness, or couldn’t you break it out like that?

Tom Brown: We can’t really break out. I tried to do that on an earlier response to a call. And I would say that when you – when you look at the whole system, it’s possible, reasonable that maybe a third of that was associated with what has been major annualized reduction in inventory values, a portion of that being raw materials for the converting operations, which is – which is (real stock) as we – you know, from the mills.

So I’m thinking there’s probably a third in that category and two thirds from, you know, from actual softness in the market, combined with the closures of mill and carton opportunities and – or activities in the folding side.

Rich Schneider: And we should be looking for more down-time in the first quarter?

Tom Brown: From an inventory control standpoint?

Rich Schneider: Either …

Tom Brown: For that reason ((inaudible)).

Rich Schneider: Either standpoint.

Tom Brown: Or just from a ((inaudible)).

Rich Schneider: Yes, either standpoint, inventory – I guess you’ll have down-town if you’re only operating 92 percent anyway.

Tom Brown: Oh, sure. You know, whether that is going to go up or down I think is a good question. It’s been moving up the last year or two, even though total volume has been down mainly because of mill closures. So it’s going to be a combination of how the market responds from a volume standpoint, have we really seen the beginnings of at least a stabilization of the overall demand for all of our products, you know, in combination, or, you know, and to what extent is that going to be helped by additional closures or whatever.

I think we’re at a (close) point where’s it’s impossible to predict exactly, you know, what that’s going to look like. We obviously have seen a little bit of improvement, so we hope that improvement continues. But I’m not – you know, I’m not so sure of that.

Rich Schneider: So looking at the first quarter, though, probably it may – you know, I would – I’m assuming it would be less than 12,000 tons of down-time in the first quarter, since a large chunk of it, or a third at least, was working capital.

Tom Brown: You know, I think we’ve probably said about as much as we can say ...

Rich	Schneider: All right, OK.

CARAUSTAR INDUSTRIES, INC,

Moderator: Tom Brown

02-03-04/8:00 a.m. CT

Confirmation # 535566

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Tom Brown: ... about the whole thing, Rich. I’m sorry.

Rich Schneider: All right. Just this last question. On the revised estimate for real estate. Does that involve, you know, the – you know, the sale of – potential sale at some point of the Chicago property? And where do you stand on that whole situation?

Ron Domanico: A two-part answer to your question, Rich. The new accounting requirements require that you don’t value your entire portfolio and compare market-to-book. You do it on a location-by-location basis. And in this situation we’ve got some 14 properties held for sale. Four of them had a book value versus an appraised value that was high and resulted in the restructuring charge in the fourth quarter.

The other 10 properties are in the other direction. But in the past we were allowed to net those. You don’t do that any longer. Regarding the Chicago sale, that has been postponed further, again, with the zoning issues in the city of Chicago. So we are probably going to have to back off our prior estimate of a second quarter closing. That could happen.

I’m getting a little frustrated with, you know, the length of the process. At the same time, the company is unwilling to just do a fast deal at a low price. We do not need the cash, as you can tell, so we are going to continue to battle the zoning processes in the city government to make sure that we get a fair value for our shareholders on this process. And it now looks like it may drag on a little bit longer.

Rich Schneider: OK. Thank you.

Operator: Bala Ramakrishman with Morgan Stanley. Please go ahead.

Bala Ramakrishman: Yes, hi. Good morning, gentlemen. Two questions. First is very impressed to see how nicely the cash balance is building up. You know, better than our expectations. You’re standing about 85 million at this level. What are your thoughts at this stage as to how to best deploy that cash?

Ron Domanico: We’re in a bit of a situation where we call the bonds back until 2006, as you’re aware. We’ve stated publicly that we’re not going to be pursuing any large acquisitions. We’re just looking (at it as) a reduction of our net debt situation. If cash continues to grow, as we expect it will, we will probably go to our bank group and request a sizeable bucket in which we can go in the open market and repurchase some of our outstanding debt.

You know, I was looking at somewhere – a level of around $100 million before I would approach the bank group to do that. But right now we’re having some negative arbitrage paying nine and seven eighths coupons on our senior subs and earning less than one percent in the money market accounts that we have. So that’s a situation we would like to minimize.

Bala Ramakrishman: OK. And the second question is, you know, it looks like you’re running ahead of plan in terms of cost savings. And I guess I’m arriving at a leverage number of call it 8.7 at this – at this stage of the – for the end of the year. And if you keep performing at this level, we see you going down to sort of six and a half times by the middle of next year.

But, you know, just to sort of summarize that, you know, what we have heard so far. It looks like the business still remains under, you know, a fair level of pressure and pricing power appears to have – to be sort of spotty at best in various situations. So in ‘04, should we expect, again, a year of cost savings? And if so, what sort of major areas can you target for them?

For example, one obvious thing is SG&A. And if you compare yourself to the others, you know, even if you take down SG&A just sort of 10 percent of revenues, that’s a five percent pick-up in

CARAUSTAR INDUSTRIES, INC,

Moderator: Tom Brown

02-03-04/8:00 a.m. CT

Confirmation # 535566

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

EBITDA margin right there. So should we look for improvements like that or – I mean, can you squeeze more blood out of the cost picture here or not?

Ron Domanico: As I said earlier, we are not satisfied with the accomplishments so far in SG&A even though we’ve delivered on our commitments. You know, last year at the annual meeting is when we made the commitment for this current period. I would expect that at that same meeting will have additional commitments for SG&A.

We’ll probably have a quantification on the procurement savings that we’ve talked about. As I mentioned earlier in the call, we’re going to have the savings from the restructuring and rationalization projects that have already been announced without the cost associated with those projects. So, you know, we’ve got a serious of things, including additional working capital possibility. Certainly not to the extent that we’ve achieved in the last 12 months, but still more progress there.

So I would say, Baba, that, you know, 2004 is the year of execution. We’ve taken a lot of charges, most of them non-cash, to get the company in a position to rationalize, save money, be more efficient. And now we need to capture those savings, bring them to the bottom line, and step away from a lot of these one-time charges, which will happen as we begin to function as a leaner company.

Bala Ramakrishman: And do you think there are any situations under which some of these gains will have to be given away because, you know, costs are going up or raw material prices are going up? Or is it safe to assume that most of these benefits will be pretty much intact during the course of ‘04?

Ron Domanico: In May when we announce these initiatives, we were the only kid on the block. And then in the last six, seven, eight months we’ve seen all of the major competitors announce similar programs in SG&A reduction, facility rationalization. And experience tells me that in a competitive marketplace, that a portion of those savings are going to end up going back to our customers in the form of, you know, maybe not lower prices, but maybe not the price increases that will be demanded or at least rationalized by the current cost environment.

So will we capture 100 percent of these savings for the bottom line? No. I think it would be naïve for us to believe that. We will do the best to keep most of them. And the bottom line is we’re in a competitive industry and we will match and beat competition to continue to generate cash.

Tom Brown: The other factor in that whole thing is that the – there is a substantial continued movement in health and welfare costs and, you know, transportation costs. Freight costs go up, of course, as fuel prices move. So there’s a lot of moving parts in that whole cost equation. And what we intend to do is, hopefully, offset with improvements and changes, including changes to our own health and welfare plans that make us more competitive, you might say. But these are moving targets. You’ve always got pluses and minuses.

Bala Ramakrishman: OK. Thanks very much, and good quarter.

Operator: We’ll now turn to Edmond Griffin with (Blackrock).

Edmond Griffin: Yes. My questions have been answered. Thank you.

Tom Brown: Great. Thank you. Laura, we should be concluding our call.

Ron Domanico: We promised Joe Stivaletti an answer on the breakdown of the transition charges, the 23.8 million, between cash and non-cash. It’s approximately eight million, or one-third, cash, and 16 million, or two-thirds, non-cash.

CARAUSTAR INDUSTRIES, INC,

Moderator: Tom Brown

02-03-04/8:00 a.m. CT

Confirmation # 535566

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Tom Brown: Thank you all very much. Laura, we’d like to conclude our call now.

Operator: Thank you, sir. Thank you, everyone, for your participation in joining us today. We will conclude today’s conference and you may now disconnect.

END

Note Regarding Non-GAAP Financial Measures

This presentation includes the following financial measure: “comparable SG&A expense,” “comparable cash from operations number” for the three months ended December 31, 2003 and “annualized SG&A run rate to revenue”. These items were discussed on the Company’s conference call held February 3, 2004 regarding its financial results for the quarter ended and year ended December 31, 2003. These items are not a financial measure under generally accepted accounting principles in the United States. Because these items are not a GAAP financial measure, other companies may present similarly titled items determined with differing adjustments. Accordingly, these measures as presented herein should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. The Company has included these non-GAAP financial measures because it uses these measures, and believes these measures are useful, in evaluating the Company’s cash position and its ability to generate cash. The following table includes a reconciliation of these non-GAAP financial measures with the most comparable GAAP measurement. Investors are strongly urged to review these reconciliations. In addition, the exclusion of certain adjustment items in the calculation of these non-GAAP measures does not imply that such items are non-recurring, infrequent or unusual. The Company has experienced such items in prior periods, and may experience similar items in future periods.

Caraustar Industries, Inc.

Reconciliation of Comparable SG&A Expense*

(In Thousands)

SG&A expense for the third quarter ending September 30, 2003 (GAAP)**	$35,138
Discussed Adjusting Item:
Third quarter favorable transition expense recovery	$1,900

Comparable SG&A expense for the third quarter ending September 30, 2003 (Non-GAAP)	$37,038

SG&A Expense for the fourth quarter ending December 31, 2003 (GAAP)**	$39,961
Discussed Adjusting Item:
Fourth quarter unfavorable transition expense	$(3,200)

Comparable SG&A expense for the fourth quarter ending December 31, 2003 (Non-GAAP)	$36,761

Caraustar Industries, Inc.

Reconciliation of Cash from Operations*

(In Thousands)

Cash from operations for the year ended December 31, 2003 (GAAP)**	$55,382
Discussed Adjusting Item:
2003 non-cash transition cost	$12,800

Comparable cash from operations for the year ended December 31, 2003 (Non-GAAP)	$68,182

* See Note regarding Non-GAAP financial measures.

** Derived from the respective statement of cash flows

Caraustar Industries, Inc.

Reconciliation of Annualized SG&A Run Rate to Revenue*

(In Thousands)

SG&A expense for the fourth quarter ending December 31, 2003 (GAAP)**	$39,961

Discussed Adjusting Item:
4th quarter 2003 transition expenses	$(3,200)

SG&A expense for the fourth quarter ending December 31, 2003 (Non-GAAP)	$36,761

Annualized SG&A expense run rate	$147,044

Sales revenue for the year ended December 31, 2003 (GAAP)**	$992,220

Annualized SG&A run rate-to-revenue for year ended December 31, 2003 (Non-GAAP)	14.8%

*	See Note regarding Non-GAAP financial measures.
**	Derived from the respective statement of operations